Exhibit 99.1

Perry Ellis International, Inc. Announces Agreement to Acquire Rafaella Apparel Group, Inc.

January 7, 2011 (Miami, FL) - Perry Ellis International, Inc. (“Perry Ellis”) (NASDAQ:PERY) today announced that it has entered into a definitive agreement to acquire substantially all of the assets of Rafaella Apparel Group, Inc (“Rafaella”), an entity controlled by Cerberus Capital Management, L.P., for an aggregate purchase price of $70 million plus warrants to purchase 106,564 shares of common stock, subject to net working capital adjustments to the final closing balances.

Rafaella is a leading designer, sourcer, marketer and distributor of a full line of women’s better sportswear, and recognized throughout the women’s apparel industry and by consumers for its superior fitting pants. Distributed across the department store channel, Rafaella recognized revenues of approximately $122 million and adjusted EBITDA of $12.4 million for the trailing twelve month period ended September 30, 2010. A table showing the reconciliation of adjusted EBITDA to net income is attached.

“With the addition of the Rafaella Apparel platform, Perry Ellis will immediately become a more significant player in the women’s apparel industry. We are extremely impressed with the management team which brings extensive industry experience in design, sourcing, and customer sales relationships. This acquisition will provide additional diversification within our business model to enable us to deliver more value to our stakeholders,” commented George Feldenkreis, Chairman and Chief Executive Officer.

Perry Ellis will finance the transaction through its senior credit facility and cash on hand. Subject to closing, the acquisition is expected to add approximately $.40 to earnings per share for next fiscal year. The Company expects to close the transaction, subject to satisfaction of customary closing conditions on or before January 28, 2011.

“We are extremely pleased to welcome the Rafaella team to Perry Ellis. We believe this addition to our core businesses will provide excellent cross-selling opportunities across our portfolio of brands and provides a larger foundation to support our current women’s brands Laundry by Shelli Segal and C&C California,” commented Oscar Feldenkreis, President and Chief Operating Officer.

Christa Michalaros, Chief Executive Officer of Rafaella Apparel Group, commented, “We are delighted to become part of the Perry Ellis family of brands. The ability to leverage Perry Ellis’ operational expertise, financial strength, and proven success developing full lifestyle brands, will enable us to continue strengthening our position in the women’s apparel market. It also will allow us to deliver enhanced opportunities for our business partners, customers, and employees.”

Financo, Inc. is acting as lead financial advisor to Rafaella Apparel Group, Inc. in connection with the acquisition.

The Company will host a conference call to discuss the acquisition on Friday, January 7, 2011 at 11:00 AM EST, which will be hosted by George Feldenkreis, Chairman and Chief Executive

Officer, Oscar Feldenkreis, President and Chief Operating Officer and Anita Britt, Chief Financial Officer. To access the broadcast live, please visit the investor relations section of the Company’s website at http://www.pery.com. A replay of the broadcast will be available for 10 days following the call and can be accessed by dialing 1-888-203-1112, passcode 9665504.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

ICR, Inc.

Allison Malkin, 203-682-8225

SOURCE: Perry Ellis International, Inc.